Exhibit 23.1

Board of Directors and Shareholders of

Energys Group Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated November 20, 2023 in Amendment No. 10 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-275956) with respect to the consolidated balance sheets of Energys Group Limited and its subsidiaries (collectively the “Company”) as of June 30, 2022 and 2023, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
September 24, 2024	Certified Public Accountants
PCAOB ID No.1171